Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS THIRD QUARTER OF 2016 RESULTS
- EXECUTING ON OUR LONG-TERM STRATEGY
AND DELIVERING STRONG PERFORMANCE

•	Driving transformation of the portfolio to top tier assets with long-term inventory

•	Demonstrating strong operational execution through continued cost management and performance, including reducing LOE guidance by more than 10% at the mid-point

•	Exceeding guidance range with production of 14.2 MMBoe; oil production 31% of commodity mix

DENVER, CO November 1, 2016 - SM Energy Company (NYSE: SM) today announced financial results for the third quarter of 2016 and provided an operations update. In conjunction with this release, the Company posted an investor presentation on its website at www.sm-energy.com with additional third quarter results and operations detail. This presentation will be referenced during the earnings webcast and conference call scheduled for 8:00 a.m. Mountain Time (10:00 Eastern Time) on November 2, 2016. Further information on the earnings webcast and conference call can be found below.
MANAGEMENT COMMENTARY
President and Chief Executive Officer Jay Ottoson comments:
“SM Energy has a straightforward strategy to generate differential shareholder returns by becoming a premier operator of top tier assets. Over the last few months, we have executed a series of transactions that will transform our portfolio and position our Company to operate an expansive inventory of highly economic, high margin drilling projects. Following completion of both our Rock Oil and Qstar acquisitions in the Midland Basin, totaling $2.6 billion, and several non-core property divestitures totaling $980 million in gross proceeds, we will be focused on oil production from our pro forma 83,750 net acre position in the Midland Basin and natural gas/NGL production from our operated 161,475 net acre position in the Eagle Ford.
“Our confidence in our ability to realize exceptional value from these newly acquired properties is based on our outstanding operational competence. Our third quarter results again demonstrate excellent execution in operations with production higher and costs lower than expectations. Our operations team is quickly integrating activities on our acreage acquired from Rock Oil, actively incorporating learnings from completion improvement and down-spacing tests, and continuing to trade and bolt-on acreage across our positions to enable the drilling of longer lateral wells. We are executing our due diligence on Qstar and closely monitoring field operations where early rates on a recent 9,700’ well look terrific. We are keenly focused on bringing value forward in the Permian Basin, and our continued improvements in well performance and the potential to increase long lateral inventory are key drivers of value creation.”
THIRD QUARTER 2016 RESULTS
Third quarter production of 14.2 MMBoe, or 153,880 Boe per day, was 31% oil, 25% NGLs and 44% natural gas. Production was down 12% compared with the third quarter of 2015, primarily due to decreased activity in the Eagle Ford, and down approximately 1% compared with the second quarter of 2016, as expected declines in Eagle Ford natural gas production as well as an early closing on the New Mexico divestiture were largely offset by increased oil production from the Permian and Williston Basins. For the first nine months of 2016, total production was 41.9 MMBoe and averaged 152,869 Boe per day.

PRODUCTION - SEQUENTIAL COMPARISON            3Q16        2Q16
Oil (MMBbls)                                 4.3         4.1
Natural gas (Bcf)                            37.1        39.0
NGLs (MMBbls)                             3.6         3.7
Equivalent (MMBoe)                            14.2        14.3
Realized prices in the third quarter of 2016 averaged $23.25 per Boe (before the effect of commodity derivatives). The average realized price was up 2% compared with the third quarter of 2015, primarily due to a higher oil component in the commodity mix and improved NGL prices, and up 14% compared with the second quarter of 2016, predominantly due to a 44% increase in benchmark natural gas prices. For the first nine months of 2016, the average realized price was $19.87 per Boe. Derivative settlements added $4.06 per Boe in the third quarter of 2016 and added $7.31 per Boe in the first nine months of 2016.
REALIZED PRICES - SEQUENTIAL COMPARISON
3Q16             2Q16
Pre/Post-Hedge         Pre/Post-Hedge

Oil ($/Bbl)                    38.81/50.15            39.38/56.97
Natural gas ($/Mcf)                 2.71/ 2.98             1.79/ 2.60
NGLs ($/Bbl)                    16.58/16.07            16.12/15.61

Equivalent ($/Boe)                23.25/27.31            20.35/27.45

Third quarter 2016 lease operating expense (including ad valorem tax) of $3.50 per Boe was down 18% compared with the third quarter of 2015 and flat compared with the second quarter of 2016. Operating expense continues to benefit from lower vendor rates and relentless focus by the operations team on gaining efficiencies in all of the Company’s production operations. Total Company transportation expense for the third quarter of 2016 of $6.24 per Boe was nearly flat with the same prior year period and up 5% sequentially. For the first nine months of 2016, lease operating expense (including ad valorem) was $3.68 per Boe compared with $4.09 per Boe in the first nine months of 2015. For the first nine months of 2016, transportation expense averaged $6.08 per Boe compared with $5.99 in the first nine months of 2015. See below for revisions to guidance as a result of lower operating costs.
Third quarter 2016 general and administrative expense of $32.7 million was down 14% compared with the third quarter of 2015 and was up 16% sequentially. In the third quarter of 2016, general and administrative expense included $2.9 million related to closure of the Company’s Billings, Montana office, as well as $5.0 million of non-cash stock-based compensation charges. In the prior year period, general and administrative expense included $1.0 million related to office closure and other reorganization charges, as well as $5.4 million in non-cash stock-based compensation. General and administrative expense is lower year-over-year primarily because the Company has consolidated regional offices and reduced headcount. For the first nine months of 2016, general and administrative expense was $93.1 million (including $15.4 million of non-cash stock-based compensation) and included $2.9 million of office closure and reorganization charges compared with the first nine months of 2015 at $124.0 million (including $15.2 million of non-cash stock-based compensation), which included $9.5 million of office closure and reorganization expenses. The Company expects to incur an additional $3.0 million of office closure and reorganization charges in the fourth quarter of 2016.
The Company’s GAAP net loss for the third quarter of 2016 was $40.9 million, or $0.52 per diluted common share, compared with net income of $3.1 million, or $0.05 per diluted common share, in the third quarter of 2015. The year-over-year decline in net income was primarily due to significantly higher cash and non-cash derivative gains in the 2015 period, partially offset by lower impairment expense, higher gain on divestiture activity and lower depletion, depreciation and amortization expenses, each in the 2016 period. In addition, interest expense in the third quarter of 2016 includes a one-time cash charge of $10 million for a committed second lien facility, in conjunction with the announcement of the acquisition of assets from Rock Oil Holdings LLC, that the Company did not utilize and ultimately terminated during the quarter. Net loss for the first nine months of 2016 was $556.8 million, or $7.78 per diluted common share (including $427.3 million in non-cash derivative losses and $285.4 million in impairment charges), compared with a net loss of $107.5 million (including $102.2 million in non-cash derivative losses and $148.5 million in impairment charges), or $1.59 per diluted common share, for the first nine months of 2015.
Adjusted EBITDAX, adjusted net income and adjusted net income per diluted share are non-GAAP measures. Please reference the reconciliations to the most directly comparable GAAP financial measures at the end of this release.
The Company’s adjusted EBITDAX for the third quarter of 2016 was $205.1 million, compared with $259.4 million in the prior year period. The year-over-year decline in adjusted EBITDAX was predominantly due to higher cash derivative settlement gains in the 2015 period. Compared sequentially with the second quarter of 2016, adjusted EBITDAX was down $12.0 million, with the second quarter benefiting from a slightly higher margin per Boe, which included the benefit from hedge gains. Adjusted EBITDAX for the first nine months of 2016 was $604.6 million, compared with $908.5 million in the prior year period.
The Company’s adjusted net loss for the third quarter of 2016 was $29.0 million, or $0.37 per diluted common share, compared with adjusted net loss of $23.3 million, or $0.34 per diluted common share, in the third quarter of 2015. For the first nine months of 2016, the Company’s adjusted net loss was $115.8 million, or $1.62 per diluted common share, compared with adjusted net income of $24.5 million, or $0.36 per diluted common share, for the first nine months of 2015. The calculation of adjusted net loss excludes non-recurring items and items difficult to estimate in order to present results that can be more consistently compared with prior periods and peer results.
FINANCIAL POSITION AND LIQUIDITY
At September 30, 2016, the outstanding principal balance on the Company’s long-term debt included $2.8 billion in senior notes plus $172.5 million in senior convertible notes. The Company’s senior secured credit facility was undrawn. Also at quarter-end, the Company had a cash balance of $980.7 million, which the Company applied to closing the Rock Oil acquisition on October 4, 2016.
As previously announced, during the quarter, the Company:

•	issued $500 million 6.750% senior unsecured notes due 2026;

•	issued $172.5 million 1.500% senior unsecured convertible notes due 2021;

•	issued 18.4 million shares of common stock for gross proceeds of $552 million; and

•	closed $195 million in asset divestitures, subject to pre- and post-closing adjustments.
Also as previously announced, subsequent to quarter-end, the Company:

•	closed on the acquisition of Midland Basin assets from Rock Oil Holdings LLC for $991 million, subject to post-closing adjustments;

•
announced a definitive agreement to acquire Midland Basin assets from QStar LLC and a related entity for $1.6 billion; under these agreements the sellers will be issued approximately 13.4 million shares of SM Energy common stock to fund $500 million of the purchase price;

•
announced a definitive agreement to sell the Company’s properties in the Williston Basin located outside of Divide County, North Dakota to Oasis Petroleum for $785 million, subject to pre- and post-closing adjustments; and

•	continued the marketing process for its interests in third party-operated Eagle Ford assets, including its ownership in associated midstream assets.
Closings of the QStar acquisition in the Midland Basin and closing of the Williston Basin divestiture are both anticipated in December 2016. The closings of these transactions are subject to the satisfaction of customary closing conditions, and there can be no assurance that either of these transactions will close on-time or at all.
Currently, the Company’s senior secured revolving credit facility has a borrowing base of $1.35 billion and lender commitments of $1.25 billion.
CAPITAL ACTIVITY AND OPERATIONS
Costs incurred in oil and gas activities for the third quarter of 2016 were $156.4 million and for the first nine months of 2016 were $561.2 million. Total capital spend (before acquisitions) for the third quarter of 2016 was $145.4 million and for the first nine months of 2016 was $518.3 million. Please refer to the Total Capital Spend Reconciliation at the end of this release for a reconciliation of the Company’s Costs incurred in oil and gas activities (GAAP) to Total capital spend (Non-GAAP).Total capital spend (before acquisitions) guidance for 2016 is approximately $700 million, which includes the expected addition of two rigs in the Midland Basin during the fourth quarter. The Company is unable to present a quantitative reconciliation of this forward-looking non-GAAP financial measure without unreasonable effort because acquisition costs are inherently unpredictable. Acquisition costs could be significant in future periods and would depend on a wide variety of factors outside the Company’s control. Accordingly, investors are cautioned not to place undue reliance on this information.
During the third quarter, the Company drilled 16 gross/16 net operated wells and completed 63 gross/61 net operated wells. The Company’s drilled and uncompleted (DUC) inventory at September 30, 2016 was 82 gross/79 net operated wells plus 27 net non-operated wells.
PERMIAN BASIN
Third quarter of 2016 Permian Basin net production was 986,000 Boe (10,700 Boe/d) and was 74% oil. Production increased 16% sequentially with activity that included drilling seven net wells and completing nine net wells.
Subsequent to quarter-end, the Company completed the acquisition of more than 26,000 net acres (adjusted for acres acquired after the transaction was announced) in Howard County, Texas, for $991 million (subject to post- closing adjustments) and announced the signing of definitive agreements to acquire an additional 35,700 net acres in Howard and Martin Counties for $1.6 billion. The second set of transactions is expected to close in December and is expected to result in expanding the Company’s total Midland Basin position from 21,975 net acres at the end of the second quarter to approximately 83,750 net acres by year-end. The Company added a third rig to its Permian program with the close of the first acquisition and anticipates running four rigs by year-end.
Company-wide, the Company is gearing up for increased activity in the Permian Basin. The integration of the Rock Oil assets is going smoothly and the Company is actively relocating employees to develop and operate these assets. The Company also has its employees monitoring operations on the QStar assets where drilling recently commenced on a 3-well pad. Further, QStar recently completed a 9,700’ lateral well with an average 14-day production rate of approximately 1,830 Boe/d. At Sweetie Peck, the Company is conducting down-spacing tests to approximately 400’ in the Wolfcamp B and Lower Spraberry. Across the basin, the Company continues to bolt-on adjacent acreage positions, including approximately 1,300 net acres adjacent to the original Rock Oil position since the announcement of the acquisition, as well as negotiate trades with neighboring operators to maximize the potential for drilling 10,000’ laterals.
Going forward, the Company plans to primarily focus its capital program on Permian Basin activity where high oil content, high operating margins and continued top tier operational performance have the potential to drive substantial growth in cash flows.

EAGLE FORD
Third quarter of 2016 Eagle Ford net production was 10.4 MMBoe (113,400 Boe/d), of which 8.0 MMBoe was operated and 2.5 MMBoe was third party operated. Consistent with the Company’s forecast, production declined approximately 4.9% sequentially related to declining natural gas volumes. During the quarter, the Company drilled three wells and completed 25 wells in the area. New completions were located in higher oil/lower natural gas areas. The Company expects to restart drilling activity in its operated Eagle Ford program in the first quarter of 2017 and expects to continue completing DUCs during the fourth quarter of 2016. The Company continues to employ co-development of the Lower and Upper Eagle Ford formations along with drilling longer laterals and enhanced completion designs.
The Company is in the process of marketing its third party operated Eagle Ford assets, including its ownership interest in related mid-stream assets, and anticipates completing the sale in the first quarter of 2017.
ROCKY MOUNTAIN
Third quarter of 2016 Rocky Mountain net production was 2.7 MMBoe (29,800 Boe/d) and was 81% oil. The Rocky Mountain region includes the Company’s Williston Basin and Powder River Basin assets. Regional production from only Divide County, North Dakota was approximately 0.9 MMBoe (9,350 Boe/d). During the quarter, the Company drilled five net wells and completed 26 net wells in Divide County, North Dakota. The majority of newly completed wells experienced delayed initial production resulting from downtime while the Company installed pumping units. The Company is currently operating one rig in the Williston Basin.
During the quarter, the Company completed the sale of certain non-core assets in the Rocky Mountain region and, subsequent to quarter-end, announced a definitive agreement for the sale of its Raven/Bear Den and other Williston Basin assets outside of Divide County, North Dakota. This sale is expected to close in early December 2016.
GUIDANCE
Full year 2016 guidance is revised as follows:
Total capital spend (before acquisitions) ($MM)        $700
Total production (MMBoe)                    55.3-56.0
LOE including ad valorem ($/Boe)                $3.60-3.65
Transportation ($/Boe)                    $6.05-6.15
Production taxes                         ~$1.00 or 5%
G&A (including approximately $21-23MM non-cash,
stock-based compensation expense) ($MM)        $128-130
Exploration before dry hole expenses ($MM)        $60-64
(this amount is a component of capital guidance)
DD&A ($/Boe)                            $14.50-14.80
Fourth quarter of 2016 production is expected to range between 13.3 and 14.0 MMBoe. Fourth quarter production volumes and commodity mix will be affected by timing of the close date on the sale of Williston assets, which include Raven/Bear Den and associated production.
Total capital spend (before acquisitions) is a non-GAAP measure. The Company is unable to present a quantitative reconciliation of this forward-looking non-GAAP financial measure without unreasonable effort because acquisition costs are inherently unpredictable. Acquisition costs could be significant in future periods and would depend on a wide variety of factors outside the Company’s control. Accordingly, investors are cautioned not to place undue reliance on this information.

COMMODITY DERIVATIVES
As of October 26, 2016
For the fourth quarter of 2016, the Company has commodity derivatives in place for approximately 70% of expected oil production, 75% of expected natural gas production and 55% of expected NGL production.

	OIL SWAPS	OIL COLLARS	NATURAL GAS SWAPS	NGL SWAPS
	Volume/Average Price	Volume/Avg. Ceiling - Floor	Volume/Average Price	Volume/Average Price
Period	(MBbls/$Bbl)	(MBbls/$Bbl)	(BBtu/$MMBtu)	(MBbls/$Bbl)

4Q16	2,249/$59.03	881/$51.52 - $40.00	26,700/$3.34	1,888/$15.94

1Q17	1,574/$46.41	704/$54.17 - $45.00	28,222/$3.78	1,911/$19.12

2Q17	1,445/$46.44	636/$54.10 - $45.00	25,669/$4.00	1,762/$19.18

3Q17	1,340/$46.66	583/$54.05 - $45.00	23,657/$4.01	1,640/$19.26

4Q17	1,253/$46.35	540/$54.01 - $45.00	22,001/$3.98	1,539/$19.22
Notes: The volumes above represent fixed swap and collar contracts the Company has in place through 4Q17. Volumes for 4Q16 include all commodity contracts for settlement any time during the fourth quarter of 2016; prices are weighted averages; natural gas contracts reflect regional contract positions and are no longer adjusted to a NYMEX equivalent; NGL prices are at Mt. Belvieu and reflect specific NGL components, 4Q16 includes ethane, propane, and butanes, and 2017 quarters include ethane, propane, butanes and gasoline.
THIRD QUARTER 2016 WEBCAST AND CONFERENCE CALL
Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time Wednesday, November 2, 2016, for a discussion of third quarter financial and operating results via webcast (available live and for replay) on the Company’s website at www.sm-energy.com. Please reference the Third Quarter Earnings IR presentation available on the Company’s website.
Alternatively, you may join by telephone with the passcode 5999858 (applicable for live and replay calls) at:
Live - Domestic toll free/International: 877-303-1292/315-625-3086
Replay - Domestic toll free/International: 855-859-2056/404-537-3406
The call replay will be available approximately two hours after the call until November 16, 2016.
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Forward-looking statements in this release include, among other things, guidance on forecast results and metrics, expectations regarding growth strategy, consummation of pending transactions, anticipated drilling plans and capital expenditures, anticipated growth in cash flows, the expected benefits, financing sources and timing of acquisitions, and the expected benefits and likelihood of completing divestitures. General risk factors include the uncertain nature of acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the uncertainty of negotiations to result in an agreement or a completed transaction; the availability of and access to capital markets; the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results, including from pilot tests; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2015 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.
SM ENERGY CONTACTS
INVESTORS - Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2016

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
Production Data	2016	2015	Percent Change	2016	2015	Percent Change

Average realized sales price, before the effects of
derivative settlements:
Oil (per Bbl)	$38.81	$40.03	(3)%	$34.69	$43.43	(20)%
Gas (per Mcf)	2.71	2.77	(2)%	2.12	2.69	(21)%
NGL (per Bbl)	16.58	15.18	9%	14.91	16.20	(8)%
Equivalent (per BOE)	$23.25	$22.84	2%	$19.87	$24.36	(18)%

Average realized sales price, including the effects of
derivative settlements:
Oil (per Bbl)	$50.15	$60.05	(16)%	$52.31	$61.67	(15)%
Gas (per Mcf)	2.98	3.22	(7)%	2.86	3.38	(15)%
NGL (per Bbl)	16.07	16.12	—%	15.12	18.23	(17)%
Equivalent (per BOE)	$27.31	$29.92	(9)%	$27.18	$32.22	(16)%

Production:
Oil (MMBbl)	4.3	4.5	(4)%	12.6	14.8	(15)%
Gas (Bcf)	37.1	43.3	(14)%	111.7	133.5	(16)%
NGL (MMBbl)	3.6	4.3	(16)%	10.7	12.2	(13)%
MMBOE (6:1)	14.2	16.1	(12)%	41.9	49.3	(15)%

Average daily production:
Oil (MBbl/d)	47.2	49.1	(4)%	45.9	54.3	(16)%
Gas (MMcf/d)	403.0	471.1	(14)%	407.8	488.9	(17)%
NGL (MBbl/d)	39.5	46.8	(16)%	39.0	44.8	(13)%
MBOE/d (6:1)	153.9	174.5	(12)%	152.9	180.6	(15)%

Per BOE Data:
Realized price, before the effects of derivative settlements	$23.25	$22.84	2%	$19.87	$24.36	(18)%
Lease operating expense	3.29	3.86	(15)%	3.46	3.70	(6)%
Transportation costs	6.24	6.27	—%	6.08	5.99	2%
Production taxes	1.04	0.96	8%	0.88	1.16	(24)%
Ad valorem tax expense	0.21	0.40	(48)%	0.22	0.39	(44)%
General and administrative (excluding stock-compensation)	1.96	2.02	(3)%	1.85	2.21	(16)%
Net, before the effects of derivative settlements	$10.51	$9.33	13%	$7.38	$10.91	(32)%
Derivative settlement gain	4.06	7.08	(43)%	7.31	7.86	(7)%
Margin, including the effects of derivative settlements	$14.57	$16.41	(11)%	$14.69	$18.77	(22)%

Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$13.70	$15.19	(10)%	$14.78	$13.81	7%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2016

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Operating revenues:
Oil, gas, and NGL production revenue	$329,165	$366,615	$832,130	$1,201,186
Net gain on divestiture activity	22,388	2,415	3,413	38,497
Other operating revenues	1,107	2,121	2,007	13,548
Total operating revenues and other income	352,660	371,151	837,550	1,253,231

Operating expenses:
Oil, gas, and NGL production expense	152,524	184,568	445,658	554,404
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	193,966	243,879	619,193	680,984
Exploration(1)	13,482	19,679	41,942	82,627
Impairment of proved properties	8,049	55,990	277,834	124,430
Abandonment and impairment of unproved properties	3,568	6,600	5,917	24,046
General and administrative (including stock-based compensation)(1)	32,679	37,782	93,117	124,026
Change in Net Profits Plan liability	(8,314)	(4,364)	(6,449)	(13,174)
Derivative (gain) loss(2)	(28,037)	(212,253)	121,086	(285,491)
Other operating expenses	2,397	7,166	14,180	34,589
Total operating expenses	370,314	339,047	1,612,478	1,326,441

Income (loss) from operations	(17,654)	32,104	(774,928)	(73,210)

Non-operating income (expense):
Interest expense	(47,206)	(33,157)	(112,329)	(96,583)
Gain (loss) on extinguishment of debt	—	—	15,722	(16,578)
Other, net	221	27	232	623

Loss before income taxes	(64,639)	(1,026)	(871,303)	(185,748)
Income tax benefit	23,732	4,140	314,505	78,296

Net income (loss)	$(40,907)	$3,114	$(556,798)	$(107,452)

Basic weighted-average common shares outstanding	78,468	67,961	71,574	67,638

Diluted weighted-average common shares outstanding	78,468	68,119	71,574	67,638

Basic net income (loss) per common share	$(0.52)	$0.05	$(7.78)	$(1.59)

Diluted net income (loss) per common share	$(0.52)	$0.05	$(7.78)	$(1.59)

(1) Non-cash stock-based compensation component included in:
Exploration expense	$1,590	$1,881	$5,037	$5,329
G&A expense	$4,980	$5,395	$15,448	$15,163

(2) The Derivative (gain) loss line item consists of the following:
Settlement gain	$(57,496)	$(113,695)	$(306,234)	$(387,719)
(Gain) loss on fair value changes	$29,459	$(98,558)	$427,320	$102,228
Total derivative (gain) loss:	$(28,037)	$(212,253)	$121,086	$(285,491)

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2016
Condensed Consolidated Balance Sheets
(in thousands, except share amounts)	September 30,	December 31,
ASSETS	2016	2015

Current assets:
Cash and cash equivalents	$980,666	$18
Accounts receivable	140,799	134,124
Derivative asset	109,818	367,710
Prepaid expenses and other	15,326	17,137
Total current assets	1,246,609	518,989

Property and equipment (successful efforts method):
Proved oil and gas properties	5,406,656	7,606,405
Less - accumulated depletion, depreciation, and amortization	(2,668,060)	(3,481,836)
Unproved oil and gas properties	177,787	284,538
Wells in progress	201,241	387,432
Oil and gas properties held for sale, net	1,109,517	641
Other property and equipment, net of accumulated depreciation of $41,958 and $32,956, respectively	137,553	153,100
Total property and equipment, net	4,364,694	4,950,280

Noncurrent assets:
Derivative asset	107,029	120,701
Restricted cash	49,000	—
Other noncurrent assets	18,101	31,673
Total other noncurrent assets	174,130	152,374

Total Assets	$5,785,433	$5,621,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$277,571	$302,517
Derivative liability	51,059	8
Total current liabilities	328,630	302,525

Noncurrent liabilities:
Revolving credit facility	—	202,000
Senior Notes, net of unamortized deferred financing costs	2,765,398	2,315,970
Senior Convertible Notes, net of unamortized discount and deferred financing costs	128,925	—
Asset retirement obligation	66,158	137,284
Asset retirement obligation associated with oil and gas properties held for sale	46,290	241
Net Profits Plan liability	1,162	7,611
Deferred income taxes	453,712	758,279
Derivative liability	104,705	—
Other noncurrent liabilities	42,538	45,332
Total noncurrent liabilities	3,608,888	3,466,717

Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 86,868,482 and 68,075,700, respectively	869	681
Additional paid-in capital	866,239	305,607
Retained earnings	994,969	1,559,515
Accumulated other comprehensive loss	(14,162)	(13,402)
Total stockholders’ equity	1,847,915	1,852,401

Total Liabilities and Stockholders’ Equity	$5,785,433	$5,621,643

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2016

Condensed Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2016	2015	2016	2015
Cash flows from operating activities:
Net income (loss)	$(40,907)	$3,114	$(556,798)	$(107,452)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net gain on divestiture activity	(22,388)	(2,415)	(3,413)	(38,497)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	193,966	243,879	619,193	680,984
Exploratory dry hole expense	8	(36)	(16)	22,860
Impairment of proved properties	8,049	55,990	277,834	124,430
Abandonment and impairment of unproved properties	3,568	6,600	5,917	24,046
Stock-based compensation expense	6,570	7,277	20,485	20,492
Change in Net Profits Plan liability	(8,314)	(4,364)	(6,449)	(13,174)
Derivative (gain) loss	(28,037)	(212,253)	121,086	(285,491)
Derivative settlement gain	57,496	113,695	306,234	387,719
Amortization of discount and deferred financing costs	3,757	1,911	5,687	5,803
Non-cash (gain) loss on extinguishment of debt, net	—	—	(15,722)	4,123
Deferred income taxes	(23,756)	4,168	(314,770)	(80,388)
Plugging and abandonment	(2,506)	(2,154)	(5,222)	(5,540)
Other, net	(3,068)	4,104	(2,392)	3,670
Changes in current assets and liabilities:
Accounts receivable	12,441	66,385	1,221	105,336
Prepaid expenses and other	(835)	(2,346)	7,652	587
Accounts payable and accrued expenses	(3,439)	(40,207)	(65,166)	(74,247)
Accrued derivative settlements	5,534	(8,007)	19,651	9,588
Net cash provided by operating activities	158,139	235,341	415,012	784,849

Cash flows from investing activities:
Net proceeds from the sale of oil and gas properties	188,862	115	201,829	335,103
Capital expenditures	(147,224)	(287,741)	(492,794)	(1,261,871)
Acquisition of proved and unproved oil and gas properties	(4,102)	(500)	(21,853)	(7,088)
Acquisition deposit held in escrow	(49,000)	—	(49,000)	—
Other, net	900	6	—	(990)
Net cash used in investing activities	(10,564)	(288,120)	(361,818)	(934,846)

Cash flows from financing activities:
Proceeds from credit facility	158,000	374,000	743,000	1,604,500
Repayment of credit facility	(488,500)	(312,000)	(945,000)	(1,586,500)
Debt issuance costs related to credit facility	—	—	(3,132)	—
Net proceeds from Senior Notes	492,397	(606)	492,397	490,951
Cash paid to repurchase Senior Notes	—	—	(29,904)	(350,000)
Net proceeds from Senior Convertible Notes	166,681	—	166,681	—
Cash paid for capped call transactions	(24,109)	—	(24,109)	—
Net proceeds from sale of common stock	530,912	—	533,266	3,157
Dividends paid	—	—	(3,404)	(3,373)
Net share settlement from issuance of stock awards	(2,308)	(8,502)	(2,341)	(8,502)
Other, net	—	2	—	(159)
Net cash provided by financing activities	833,073	52,894	927,454	150,074

Net change in cash and cash equivalents	980,648	115	980,648	77
Cash and cash equivalents at beginning of period	18	82	18	120
Cash and cash equivalents at end of period	$980,666	$197	$980,666	$197

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2016

Condensed Consolidated Statement of Stockholders' Equity
(in thousands, except share amounts)
			Additional Paid-in Capital		Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock			Retained Earnings
	Shares	Amount
Balances, December 31, 2015	68,075,700	$681	$305,607	$1,559,515	$(13,402)	$1,852,401
Net loss	—	—	—	(556,798)	—	(556,798)
Other comprehensive loss	—	—	—	—	(760)	(760)
Cash dividends, $ 0.10 per share	—	—	—	(7,748)	—	(7,748)
Issuance of common stock under Employee Stock Purchase Plan	140,853	1	2,353	—	—	2,354
Issuance of common stock upon vesting of RSUs and settlement of PSUs, net of shares used for tax withholdings	198,456	2	(2,343)	—	—	(2,341)
Stock-based compensation expense	53,473	1	20,484	—	—	20,485
Issuance of common stock from stock offering	18,400,000	184	530,728	—	—	530,912
Equity component of 1.50% Senior Convertible Notes due 2021 issuance, net of issuance costs	—	—	38,860	—	—	38,860
Purchase of capped call transactions	—	—	(24,183)	—	—	(24,183)
Deferred tax liability related to integrated Senior Convertible Notes, net	—	—	(5,267)	—	—	(5,267)
Balances, September 30, 2016	86,868,482	$869	$866,239	$994,969	$(14,162)	$1,847,915

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2016
Adjusted Net Income (Loss) (Non-GAAP)
(in thousands, except per share data)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2016	2015	2016	2015
Net income (loss) (GAAP)	$(40,907)	$3,114	$(556,798)	$(107,452)
Change in Net Profits Plan liability	(8,314)	(4,364)	(6,449)	(13,174)
Derivative (gain) loss	(28,037)	(212,253)	121,086	(285,491)
Derivative settlement gain	57,496	113,695	306,234	387,719
Net gain on divestiture activity	(22,388)	(2,415)	(3,413)	(38,497)
Impairment of proved properties	8,049	55,990	277,834	124,430
Abandonment and impairment of unproved properties	3,568	6,600	5,917	24,046
(Gain) loss on extinguishment of debt	—	—	(15,722)	16,578
Unwinding of derivative contracts related to Mid-continent	—	—	—	(15,329)
Termination fee on temporary second lien facility	10,000	—	10,000	—
Other, net(2)	(1,694)	986	(976)	8,540
Tax effect of adjustments(1)	(6,818)	15,368	(253,497)	(76,847)
Adjusted net income (loss) (Non-GAAP)(3)	$(29,045)	$(23,279)	$(115,784)	$24,523

Diluted net income (loss) per common share (GAAP)	$(0.52)	$0.05	$(7.78)	$(1.58)
Change in Net Profits Plan liability	(0.11)	(0.06)	(0.09)	(0.19)
Derivative (gain) loss	(0.36)	(3.12)	1.69	(4.20)
Derivative settlement gain	0.73	1.67	4.28	5.70
Net gain on divestiture activity	(0.29)	(0.04)	(0.05)	(0.57)
Impairment of proved properties	0.10	0.82	3.88	1.83
Abandonment and impairment of unproved properties	0.05	0.10	0.08	0.35
(Gain) loss on extinguishment of debt	—	—	(0.22)	0.24
Unwinding of derivative contracts related to Mid-continent	—	—	—	(0.22)
Termination fee on temporary second lien facility	0.13	—	0.14	—
Other, net(2)	(0.01)	0.01	(0.01)	0.13
Tax effect of adjustments(1)	(0.09)	0.23	(3.54)	(1.13)
Adjusted net income (loss) per diluted common share (Non-GAAP)	$(0.37)	$(0.34)	$(1.62)	$0.36

Reconciliation of diluted weighted-average common shares (GAAP) to adjusted diluted weighted-average shares outstanding (Non-GAAP)(4):

Diluted weighted-average shares outstanding (GAAP)	78,468	68,119	71,574	67,638
Dilutive shares adjustment	—	(158)	—	380
Adjusted diluted weighted-average shares outstanding (Non-GAAP)	78,468	67,961	71,574	68,018

(1) The tax effect of adjustments is calculated using a tax rate of 36.5% for the three and nine month periods ending September 30, 2016 and 36.8% for the three and nine month periods ended September 30, 2015. These rates approximate the Company's statutory tax rate for the respective periods, as adjusted for ordinary permanent differences.

(2) For the nine-month periods ended September 30, 2016 and 2015, and the three-month period ended September 30, 2015, the adjustments are related to impairment of materials inventory and adjustments relating to claims on royalties on certain Federal and Indian leases. For the three-month period ended September 30, 2016, the adjustment is related to claims on royalties on certain Federal and Indian leases. These items are included in other operating expenses on the Company's condensed consolidated statements of operations.

(3) Adjusted net income (loss) excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are non-recurring items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as the change in the Net Profits Plan liability, derivative (gain) loss, net of derivative settlement gains, impairments, and net (gain) loss on divestiture activity. The non-GAAP measure of adjusted net income (loss) is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income (loss) is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income (loss) should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, cash provided by operating activities, or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income (loss) excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted net income (loss) amounts presented may not be comparable to similarly titled measures of other companies.

(4) For periods where the Company reports a GAAP net loss, the diluted weighted-average common shares outstanding equals the basic weighted average common shares outstanding.  Potentially dilutive securities related to unvested Restricted Stock Units, contingent Performance Share Units, and shares into which the Senior Convertible Notes are convertible are not treated as dilutive securities in periods where the Company reports a GAAP net loss for the period.  In periods where the Company reports adjusted net income, those dilutive securities are included in the adjusted diluted weighted-average common shares outstanding. In periods where the Company reports adjusted net loss, those dilutive securities are not included in the adjusted diluted weighted average common shares outstanding.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2016

Adjusted EBITDAX (1)
(in thousands)

Reconciliation of net income (loss) (GAAP) to adjusted EBITDAX (Non-GAAP) to net cash provided by operating activities (GAAP)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss) (GAAP)	$(40,907)	$3,114	$(556,798)	$(107,452)
Interest expense	47,206	33,157	112,329	96,583
Other non-operating income, net	(221)	(27)	(232)	(623)
Income tax benefit	(23,732)	(4,140)	(314,505)	(78,296)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	193,966	243,879	619,193	680,984
Exploration (2)	11,892	17,798	36,905	77,298
Impairment of proved properties	8,049	55,990	277,834	124,430
Abandonment and impairment of unproved properties	3,568	6,600	5,917	24,046
Stock-based compensation expense	6,570	7,277	20,485	20,492
Derivative (gain) loss	(28,037)	(212,253)	121,086	(285,491)
Derivative settlement gain(3)	57,496	113,695	306,234	387,719
Change in Net Profits Plan liability	(8,314)	(4,364)	(6,449)	(13,174)
Net gain on divestiture activity	(22,388)	(2,415)	(3,413)	(38,497)
(Gain) loss on extinguishment of debt	—	—	(15,722)	16,578
Materials inventory impairment	—	1,045	1,692	3,901
Adjusted EBITDAX (Non-GAAP)(1)	$205,148	$259,356	$604,556	$908,498
Interest expense	(47,206)	(33,157)	(112,329)	(96,583)
Other non-operating income, net	221	27	232	623
Income tax benefit	23,732	4,140	314,505	78,296
Exploration (2)	(11,892)	(17,798)	(36,905)	(77,298)
Exploratory dry hole expense	8	(36)	(16)	22,860
Amortization of discount and deferred financing costs	3,757	1,911	5,687	5,803
Deferred income taxes	(23,756)	4,168	(314,770)	(80,388)
Plugging and abandonment	(2,506)	(2,154)	(5,222)	(5,540)
Loss on extinguishment of debt	—	—	—	(12,455)
Other, net	(3,068)	3,059	(4,084)	(231)
Changes in current assets and liabilities	13,701	15,825	(36,642)	41,264
Net cash provided by operating activities (GAAP)	$158,139	$235,341	$415,012	$784,849

(1) Adjusted EBITDAX represents net income (loss) before interest expense, other non-operating income or expense, income taxes, depletion, depreciation, amortization, and accretion expense, exploration expense, impairments, non-cash stock-based compensation expense, derivative gains and losses net of settlements, change in the Net Profits Plan liability, gains and losses on divestitures, and gains or losses on extinguishment of debt. Adjusted EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that is presented because the Company believes it provides useful additional information to investors and analysts, as a performance measure, for analysis of the Company's ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to financial covenants under its Credit Agreement based on adjusted EBITDAX ratios. In addition, adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, net cash provided by operating activities, or profitability or liquidity measures prepared under GAAP. Because adjusted EBITDAX excludes some, but not all items that affect net income (loss) and may vary among companies, the adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies. Under the terms of the Company’s credit agreement, if the Company fails to comply with the covenants that establish a maximum permitted ratio of senior secured debt to adjusted EBITDAX and a minimum permitted ratio of interest to adjusted EBITDAX, it will be in default, an event that would prevent it from borrowing under its credit facility and would therefore materially limit the Company’s sources of liquidity.  In addition, if the Company was in default under its credit facility and unable to obtain a waiver of that default from its lenders, the lenders under that facility and under the indentures governing the Company’s outstanding Senior Notes and Senior Convertible Notes would be entitled to exercise all of their remedies for a default.

(2) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying statements of operations for the component of stock-based compensation expense recorded to exploration expense.

(3)Natural gas derivative settlements for the nine months ended September 30, 2015 include a $15.3 million gain on the early settlement of future contracts as a result of divesting our Mid-Continent assets during the second quarter of 2015.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2016

Total Capital Spend Reconciliation
(in thousands)

Reconciliation of costs incurred in oil & gas activities (GAAP)	For the Three Months Ended September 30,	For the Nine Months Ended September 30,
to total capital spend (Non-GAAP)(1)
	2016	2016
Costs incurred in oil and gas activities (GAAP):	$156,445	$561,158

Less:
Asset retirement obligation	(964)	(2,684)
Capitalized interest	(4,511)	(14,823)
Proved property acquisitions(2)	(542)	(2,857)
Unproved property acquisitions	(4,020)	(20,821)
Other	(977)	(1,627)

Total capital spend (Non-GAAP):	$145,431	$518,346

(1) The non-GAAP measure of total capital spend is presented because management believes it provides useful information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that total capital spend is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Total capital spend should not be considered in isolation or as a substitute for Costs Incurred or other capital spending measures prepared under GAAP. The total capital spend amounts presented may not be comparable to similarly titled measures of other companies.

(2) Includes approximately $130,000 and $540,000 of ARO associated with proved property acquisitions for the three and nine month periods ended September 30, 2016, respectively.